Exhibit 99.1

Press Contact:	Nicole Anderson Ciena Corporation +1 (877) 857-7377 pr@ciena.com
Investor Contact:	Gregg Lampf Ciena Corporation +1 (877) 243-6273 ir@ciena.com

Ciena Commences Exchange Offer for its 2018 Convertible Notes to Add Cash Settlement Conversion Options

Seeks ability to manage dilutive impact of convertible debt on stockholders

HANOVER, Md. – June 30, 2017 – Ciena® Corporation (NYSE: CIEN), today announced an exchange offer for its currently outstanding 3.75% Convertible Senior Notes due 2018 (the “Old Notes”) to provide Ciena with cash settlement options upon any conversion election by the holders.

Ciena is offering to exchange its Old Notes, which only allow for settlement in shares of common stock upon conversion, for a new series of 3.75% Convertible Senior Notes due 2018 (the “New Notes”) and an exchange fee of $2.50 per $1,000 original principal amount. The New Notes give Ciena the option, at its election, to settle conversions of such notes for cash, shares of its common stock, or a combination of cash and shares. Except with respect to the additional cash settlement options upon conversion, the New Notes will be issued on substantially the same terms as the Old Notes. Through these cash settlement options, Ciena believes that it will gain additional flexibility to better manage its long-term capital structure and reduce the dilutive impact of its convertible notes upon stockholders.

The exchange offer is being made upon the terms and subject to the conditions set forth in the prospectus relating to the exchange offer.

The exchange offer will expire at 12:00 midnight, New York City time, at the end of the day on Friday, July 28, 2017, unless extended or earlier terminated by Ciena. Holders must validly tender their Old Notes prior to the expiration date if they wish to participate in the exchange offer.

J. P. Morgan Securities LLC is the dealer manager for the exchange offer. Copies of the prospectus and other related materials may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204.

Ciena urges investors and security holders to read the Tender Offer Statement, registration statement on Form S-4, prospectus and other related materials carefully before any decision is made with respect to the exchange offer. These materials contain important information about the exchange offer. The prospectus will be made available to all holders of the Old Notes at no expense to them. The Tender Offer Statement (including the prospectus and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s Web site at www.sec.gov.

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About Ciena

Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model – with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors

You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual or quarterly report filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.